                                                                    EXHIBIT 4.1





                           CERTIFICATE OF DESIGNATION

                                       of

                SERIES L CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                          GEOTEK COMMUNICATIONS, INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)




     Geotek Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Restated Certificate of Incorporation, the Board of Directors hereby creates a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

     Series L Cumulative Convertible Preferred Stock:

                           I. Designation and Amount

          The designation of this series, which consists of 1,500,000 shares of Preferred Stock, is Series L Cumulative Convertible Preferred Stock (the "Series L Preferred Stock") and the stated value shall be $9.408 per share (the "Stated Value"). The number of shares of the Series L Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors; provided, however, that no such amendment shall reduce the number of shares of the Series L Preferred Stock to a number less than the aggregate number of shares of the Series L Preferred Stock then outstanding. Notwithstanding any other provision in this Certificate of Designation, the Corporation shall not be required to issue fractional shares of Series L Preferred Stock.

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                                    II. Rank

     All Series L Preferred Stock shall rank (i) prior to the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), and to the Corporation's Series E Mandatory Redeemable Convertible Preferred Stock; (ii) junior to the Corporation's Series H Cumulative Convertible Preferred Stock (the "Series H Stock") and to the Corporation's Series I Cumulative Convertible Preferred Stock (the "Series I Stock") (or Parity Stock, as defined in Article VII.B of the Certificate of Designation of the Series I Stock, provided that such Parity Stock is on substantially the same terms as the Series I Stock) (the Series H Stock, the Series I Stock, and such Parity Stock (including without limitation the Corporation's Series K Cumulative Convertible Preferred Stock) are referred to collectively as the "Senior Series"); and (iii) unless the holders of Series L Preferred Stock shall otherwise consent pursuant to Article VII.B, prior to any other class or series of the Corporation's capital stock, both as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                 III. Dividends

               A. The holders of shares of Series L Preferred Stock shall be entitled to receive cash dividends at the rate (the "Dividend Rate") of Seven and one-half Percent (7.5%) per annum, through and including the date on which such Series L Preferred Stock is no longer issued and outstanding, which dividends shall be payable in equal quarterly installments on March 31, June 30, September 30 and December 31 each year (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, being a "Dividend Payment Date") to holders of record as they appear on the stock books on such record dates as are fixed by the Board of Directors, but only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. For purposes of calculation of such cash dividends, the Series L Preferred Stock shall be valued at the Stated Value. Such dividends shall begin to accrue on outstanding shares of Series L Preferred Stock from the date of issuance and shall be deemed to accrue from day to day whether or not earned or declared until paid; provided, however, that dividends accrued or deemed to have accrued for any period shorter than the full three-month period between Dividend Payment Dates shall be computed based on the actual number of days elapsed in the three-month period for which such dividends are payable. Dividends on the Series L Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accrued or been deemed to have accrued through such date has not been paid in full, the amount of such unpaid dividends (the "Dividend Arrearage"), valued at the full such amount, shall accrue dividends at an annual rate equal to the Dividend Rate. Such dividends in respect of any Dividend Arrearage shall be deemed to accrue from day to day whether or not earned or declared until the Dividend Arrearage is paid, shall be calculated as of each successive Dividend Payment Date and shall constitute an additional Dividend Arrearage from and after any Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Article herein to dividends that have accrued or that have been deemed to accrue shall include the amount, if any, of any Dividend Arrearage together with any dividends accrued or deemed to have accrued on such Dividend Arrearage pursuant to the immediately preceding two sentences. Dividends on account of any Dividend Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board of Directors of the Corporation.

               B. Notwithstanding Clause A above, the Corporation may, in its sole discretion, but is not obligated to, pay any or all dividends, including without limitation any or all dividends payable as a result of a Dividend Arrearage, in Series L Preferred Stock rather than cash. The Corporation shall pay such dividend by issuing to such holder shares of Series L Preferred Stock that have an aggregate Stated Value equal to the amount of the cash dividends otherwise payable to such holder on the applicable Dividend Payment Date.

               C. No dividends or other distributions, other than dividends or other distributions payable solely in shares of capital stock of the Corporation and liquidating distributions which are subject to the provisions of Article IV, shall be paid or set aside for payment on, and no purchase, redemption or other acquisition shall be made of, any shares of capital stock of the Corporation (other than any class or series of Preferred Stock that, in accordance with Article II hereof, (i) ranks senior to the Series L Preferred Stock or (ii) ranks pari passu with the Series L Preferred Stock as to dividends ("Pari Passu Dividend Stock"), so long as any dividend payments per share on Pari Passu Dividend Stock as a percentage of accrued and unpaid dividends per share on Pari Passu Dividend Stock do not exceed contemporaneous dividend payments per share on the Series L Preferred Stock as a percentage of accrued and unpaid dividends per share on the Series L Preferred Stock), unless and until all accrued and unpaid dividends on the Series L Preferred Stock, including the full dividend for the then current quarterly dividend period and all outstanding Dividend Arrearages and accrued and unpaid dividends thereon, shall have been declared and paid or a sum sufficient for the payment thereof set aside for such purposes.

               D. Any reference to "distribution" contained in this Article III shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

               E. The holders of shares of Series L Preferred Stock shall not be entitled to receive any dividends or other distributions with respect to such shares except as provided herein.

                           IV. Liquidation Preference

               A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event (a "Liquidation Event"), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than any class or series of Preferred Stock that, in accordance with Article II hereof, ranks senior to the Series L Preferred Stock) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series L Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series L Preferred Stock and holders of capital stock ranking on a pari passu basis with the Series L Preferred Stock with respect to liquidation ("Pari Passu Liquidation Stock") shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series L Preferred Stock and the Pari Passu Liquidation Stock shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

               B. Neither the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

               C. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series L Preferred Stock shall mean an amount equal to the dividends accrued or deemed to have accrued thereon to the date of final distribution to the holder thereof, whether or not declared, plus an amount equal to the Stated Value.

                                 V. Redemption

               A. Subject to the limitations set forth in this Article V, on each Redemption Date (as defined in this Article V.A.), the Corporation shall redeem the shares of Series L Preferred Stock then outstanding held by
(i) Electing Holders (as defined in Article V.B), in the case of a Change of Control Redemption (as defined in Article V.F.), or (ii) all holders, in the case of a Mandatory Redemption (as defined in Article V.E.) or a redemption effected pursuant to Article VII.D. The redemption price payable upon a Redemption (as defined in this Article V.A.) shall be paid in cash or shares of Common Stock (or, in the case of a Change of Control Redemption, in cash or shares of Common Stock or shares of common equity of the successor entity, provided that any Common Stock issued by the Corporation or common equity securities issued by such successor entity upon such Change of Control Redemption shall have been registered at the time of issuance for resale by the Electing Holders pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), and with such state securities authorities as may be reasonably requested by the Electing Holders, all at the expense of the Corporation or such successor entity and on terms substantially identical to those that would be provided by the Corporation in connection with a registration pursuant to the Registration Rights Agreement dated as of May 23, 1995 by and between the Corporation and Toronto Dominion Investments, Inc., including, without limitation, the indemnification provisions thereof) or a combination thereof, at the Corporation's option, in accordance with Article V.D and shall be in an amount per share of Series L Preferred Stock (the "Redemption Price") equal to (A) in the case of a Mandatory Redemption (as defined in Article V.E.) or a redemption effected pursuant to Article VII.D., the sum of (i) the Stated Value and (ii) an amount equal to all unpaid dividends accrued or deemed to have accrued with respect to such share of Series L Preferred Stock to the Redemption Date or the date of actual payment of the Redemption Price, whichever is later, or (B) in the case of a Change of Control Redemption (as defined in Article V.F.), the greater of (i) the amount calculated under clause (A) above and (ii) the Market Value (as defined below) of the shares of capital stock of the Corporation into which such shares of Series L Preferred Stock are convertible at the Change of Control Redemption Date or the date of actual payment of the Redemption Price, whichever is later. If the Redemption Price is not paid in full within 30 days after the Redemption Date (unless such delay results from the need for approval or other action by governmental bodies or other Persons which approval or other action is sought by the Corporation with reasonable diligence) any unpaid Redemption Price shall accrue interest at the greater of (x) 15% per annum or (y) the interest rate per annum at which deposits in United States dollars are offered by the principal office of Citibank in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) during the period covered plus 6% per annum from the Redemption Date until the date of payment, and such interest shall be compounded daily and the Redemption Price shall be deemed to include all such accrued and unpaid interest. The term "Redemption Date" means the Change of Control Redemption Date (as defined in Article V.F), the Mandatory Redemption Date (as defined in Article V.E) and the Acceleration Date (as defined in Article VII.D). The term "Redemption" means a Change of Control Redemption, a Mandatory Redemption and a redemption effected pursuant to Article VII.D.

               B. Not more than 60 nor fewer than 15 Trading Days prior to the Change of Control Redemption Date, notice by first class mail, postage prepaid, shall be sent to the holders of record of the shares of Series L Preferred Stock eligible to be redeemed, addressed to such stockholders at their last addresses as shown by the records of the Corporation. Such notice shall (i) notify such holders of their right to elect redemption, subject to the applicable provisions of this Article V; (ii) state the amount and form or forms of consideration to be paid; and (iii) provide a summary of other relevant details of the transaction. The right of each holder to elect redemption shall terminate unless notice of such election from such holder is received by the Corporation not later than 10 Trading Days after receipt by such holder of such notice of Change of Control Redemption Date. Holders who elect redemption in accordance with the foregoing are referred to herein as the "Electing Holders."

               C. The Corporation shall, on or prior to the Redemption Date (or the Extended Redemption Date in the event of a redemption pursuant to Article VII.D), but not earlier than 45 days prior to the Redemption Date, deposit with its transfer agent or other redemption agent in the United States selected by the Board of Directors, as a trust fund, cash and/or shares of Common Stock (or, in the case of a Change of Control Redemption, common equity of the successor entity) sufficient in amount to pay the Redemption Price in full on all outstanding shares of Series L Preferred Stock held by Electing Holders (or all holders of Series L Preferred Stock in the case of a Mandatory Redemption or a redemption effected pursuant to
Article VII.D) with irrevocable instructions and authority to such transfer agent or other redemption agent to give or complete the notice of redemption thereof and to pay to the applicable holders (as evidenced by a list of such holders certified by an officer of the Corporation) the Redemption Price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment for such shares to their holders, and from and after the date of such deposit all rights of the holders of the shares of Series L Preferred Stock that are to be redeemed, as stockholders of the Corporation with respect to such shares, except the right to receive the Redemption Price without interest, upon the surrender of their respective certificates, and except any right as provided in Article VI to convert their shares into Common Stock or other property or securities prior to the date fixed for redemption, shall cease and terminate; provided that if the Corporation shall have deposited securities with the transfer agent, such rights will not cease or terminate until such securities are registered in accordance with Article V.A. In case holders of any shares of Series L

Preferred Stock called for redemption shall not, within one year after such deposit, claim the cash deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders, with respect to shares to be redeemed, shall be as general creditors of the Corporation. To the extent that shares of Series L Preferred Stock called for redemption are converted into Common Stock (or other property or securities pursuant to Article VI hereof) prior to the date fixed for redemption, the amount deposited by the Corporation for the redemption of such shares shall immediately be returned to the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

               D. In the event that the Corporation exercises its option to pay the Redemption Price in whole or in part in shares of Common Stock, the number of shares of Common Stock to be issued per share of Series L Preferred Stock shall be determined by dividing the Redemption Price by the Market Value (as defined below) of a share of Common Stock. For purposes of this subparagraph, the "Market Value" of a share of Common Stock shall mean the average of the Closing Prices of the shares of Common Stock during the period of 30 consecutive Trading Days ending on the Trading Day immediately prior to the Redemption Date. To the extent the Redemption Price in a Change of Control Redemption is paid in common equity of a successor entity, the amount of such common equity shall be determined by the Board of Directors applying the principles of this Article V.D. to the extent practicable.

               E. The Corporation may, at its option, issue to each holder of the Series L Preferred Stock in respect of each share of Series L Preferred Stock then outstanding a notice of mandatory redemption (a "Mandatory Redemption") at any time after the Closing Price of the Common Stock on each of 45 Trading Days within any period of 60 consecutive Trading Days is at least equal to $14.11 per share (as adjusted for any stock splits, stock dividends or reclassifications). The notice of Mandatory Redemption shall set the date for Mandatory Redemption (the "Mandatory Redemption Date") at least 45 Trading Days following the date of such notice or such earlier date as the shares of Common Stock issuable upon redemption of Series L Preferred Stock are registered for resale under the Act, but in no event less than 15 Trading Days following the date of such notice, subject to the holders' earlier right of conversion, and, to the extent applicable, shall be in accordance with Article V.B.

               F. (a) In the event of a Change of Control (as defined below), the Corporation shall redeem (the "Change of Control Redemption") the shares of Series L Preferred Stock held by Electing Holders that are outstanding as of the date of the Change of Control. The Change of Control Redemption shall be made as of a date (the "Change of Control Redemption Date") specified by the Corporation not later than the later of (i) the date of the Change of Control; or (ii) 60 days after the Corporation first received written notice of the Change of Control.

                    (b) Solely for purposes of this Article V.F, the following terms shall have the following meanings:

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock and any and all equity, beneficial or ownership interests in, or participations or other equivalents in, any partnership, association, joint venture or other business entity.

     "Change of Control" means an event or series of events by which (i) (A) any "person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Stock of the Corporation or (B) the Corporation consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Corporation, if, immediately thereafter, the Persons who, immediately prior to such transaction, beneficially owned the Voting Stock of the Corporation, own, in the aggregate, less than 50% of the total voting power of the Voting Stock of the surviving or transferee Person; provided, however, that no Change of Control will be deemed to occur pursuant to this clause (i) (x) if the Person is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency), or
(y) if the Person is a corporation (1) that is not, and does not have any outstanding debt securities that are, rated by S&P, Moody's or any other rating agency of national standing at any time during a period of 90 consecutive days beginning on the date of such event (which period will be extended up to an additional 90 days for as long as any such rating agency has publicly announced that such corporation or debt thereof will be rated), unless after such date but during such period debt securities of such corporation having a maturity at original issuance of at least one year are rated Investment Grade by S&P or Moody's and remain so rated for the remainder of the period referred to in clause (x) above and (2) that, when determined as of the Trading Day immediately before the Trading Day immediately after the date of such event, has Total Common Equity of at least $10 billion (provided that, solely for the purpose of calculating Total Common Equity as of such later Trading Day, the average Closing Price of Common Stock of the such Person will be deemed to equal the Closing Price of such Common Stock on such later Trading Day, subject to the last sentence of the definition of "Total Common Equity"); or (ii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any directors who are members of the Board of Directors on the date of the initial issuance of shares of Series L Preferred Stock and any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office.

     "Closing Price" shall have the meaning set forth in subparagraph (b) of
Article VI.B.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Investment Grade" means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody's.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Trading Day" shall have the meaning set forth in subparagraph (b) of
Article VI.B.

     "Total Common Equity" of any Person means, as of any day of determination (and as modified for purposes of the definition of "Change of Control"), the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Corporation in good faith and evidenced by a written opinion as to such value issued by an investment banking firm of recognized national standing.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person.

           VI.  Conversion at the Option of the Holder

               A. Subject to all applicable state, federal and foreign laws, rules and regulations ("Applicable Law"), each holder of shares of Series L Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series L Preferred Stock into Common Stock as follows. Each share of Series L Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing
(i) the sum of the Stated Value and the Dividend Arrearage, if any, with respect to such share through the last Dividend Payment Date, but no later, by (ii) the then effective Conversion Price (as defined below). The "Conversion Price" initially shall be $9.408 per share of Common Stock and shall be subject to adjustment from time to time as provided in connection with the antidilution adjustments set forth in Article VI.B.

               B. The Conversion Price shall be subject to adjustment from time to time as follows:

               (a) In case the Corporation shall (i) declare a dividend or make a distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted so that the holder of any shares of Series L Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number of shares of Common Stock which the holder would have owned or been entitled to receive had such shares of Series L Preferred Stock been converted immediately prior to such record date or effective date and the resulting Common Stock had been subject to such dividend, distribution, subdivision or combination. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraphs (b) and (c) below. Such adjustment shall be made successively whenever any event specified above shall occur.

               (b) In case the Corporation shall fix a record date for the issuance of rights, options or warrants to all holders of shares of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or having a Conversion Price per share) less than the average of the Closing Prices (as defined below) of the Common Stock for the 20 consecutive Trading Days (as defined below) ending five Trading Days prior to the record date (the "Conversion Average Closing Price"), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares of such Common Stock so offered (or the aggregate initial conversion price of the convertible securities so offered) would purchase on such record date at the Conversion Average Closing Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are initially convertible). Shares of Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options, warrants or convertible securities are not so issued, the Conversion Price then in effect shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed. The "Closing Price" for each day shall be the last reported sales price regular way on that day or, in case no such reported sale takes place on such day, the reported closing bid price regular way, in either case as reported in the principal consolidated transaction reporting system for the principal United States national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market on which the Common Stock is admitted to trading or listed, or if not so listed or admitted to trading, the last quoted bid price or, if not quoted, the average of the high bid and the low asked prices in the over-the-counter market as reported by NASDAQ or such other system then in use. If the Common Stock is not publicly held or so listed or traded, the "Closing Price" shall mean the fair value per share as determined in good faith by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors certified by the Secretary or an Assistant Secretary of the Corporation. A "Trading Day" shall be any day on which the principal national securities exchange (or NASDAQ) on which the Common Stock is admitted to trading or listed is open or, if the Common Stock is not so admitted to trading or so listed, any day except Saturday, Sunday, a legal holiday or any day on which banking institutions in the City of New York are obligated or authorized to close.

               (c) The Conversion Price of shares of Series L Preferred Stock shall be adjusted in the event that the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock of (i) shares of any class of capital stock other than Common Stock,
(ii) evidences of its indebtedness, (iii) assets (excluding regular cash dividends at rates in effect from time to time, and excluding dividends or distributions referred to in subparagraph (a) above) or (iv) rights, options or warrants (excluding those referred to in subparagraph (b) above). In such case, the Conversion Price in effect immediately thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding on such record date multiplied by the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending five Trading Days prior to such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors certified by the Secretary or an Assistant Secretary of the Corporation) of said shares or evidences of indebtedness or assets or rights, options or warrants so distributed, and the denominator of which shall be the total number of shares of Common Stock outstanding on such record date multiplied by the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending five Trading Days prior to such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed.

               (d) In any case in which this Article VI.B shall require that an adjustment become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event by (i) issuing to the holder of any shares of Series L Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and
(ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Article VI.C; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's rights to receive such additional shares of Common Stock and such cash, upon the occurrence of the event requiring such adjustment.

               (e) All calculations under this Article VI.B shall be made to the nearest cent or to the nearest one one-hundredth of a share of Common Stock as the case may be.

               (f) Anything in this Article VI.B to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price in addition to those adjustments expressly required by this Article VI.B, as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Common Stock and any distribution or dividend on Common Stock referred to in subparagraph (a) of this Article VI.B payable in Common Stock or issuance of rights, options or warrants referred to in subparagraph (b) of this
Article VI.B or any distribution referred to in subparagraph (c) of this
Article VI.B, hereafter made by the Corporation to holders of shares of Common Stock not be taxable to such stockholders.

               C. No fractional shares of Common Stock or other securities, if any, or scrip representing fractional shares of Common Stock or other securities, if any, shall be issued upon the conversion of any share or shares of Series L Preferred Stock. If the conversion of a share or shares of Series L Preferred Stock results in a fraction of Common Stock or other securities, an amount equal to such fraction multiplied by the Closing Price of the Common Stock or other securities, if any, on the Trading Day prior to the conversion shall be paid to such holder in cash by the Corporation. The "Closing Price" for other securities shall be determined in the same manner and with the same effect as the "Closing Price" for the Common Stock as defined in Article VI.B.(b).

               D. The right of the holders of shares of Series L Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the registered holder of the shares of the Series L Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares of Common Stock or other securities or property in a name other than that of the registered holder of such Series L Preferred Stock unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid or that no such tax is due.

               E. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series L Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, except for preemptive rights disclosed in the Purchase Agreement (as defined in Article VII.C.) or any schedule thereto, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series L Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, except for preemptive rights disclosed in the Purchase Agreement (as defined in Article VII.C.) or any schedule thereto, for conversion of the outstanding Series L Preferred Stock on the new basis.

               F. In case of (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall in each such case make appropriate provision or cause appropriate provision to be made so that the holders of shares of Series L Preferred Stock then outstanding shall have the right thereafter to convert each such share of Series L Preferred Stock into the kind and amount of other securities and property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which each such share of Series L Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.
To the extent that as a result of any such reclassification, consolidation, merger, sale, transfer or share exchange the Series L Preferred Stock becomes convertible into a new common stock of the Corporation or the common stock of any other corporation involved in a merger with the Corporation, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the Conversion Price with respect to such new common stock shall be subject to further adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article VI. If in connection with any such reclassification, consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive alternative forms of consideration upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series L Preferred Stock upon conversion thereof the shares of capital stock or other securities or property receivable by a holder of Common Stock who failed to make an election with respect to the form of consideration receivable in such transaction. The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

               G. Upon the surrender of certificates representing shares of Series L Preferred Stock in accordance with the terms hereof, the person converting shall be deemed to be the holder of record at such time of the shares of Common Stock and other securities or property issuable on such conversion and all rights with respect to the shares of Series L Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion. Except as otherwise provided in Article VI.B, no adjustment in the Conversion Price shall be made at the time of conversion in respect of distributions or dividends theretofore declared and paid or payable on the Common Stock.

               H. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series L Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series L Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment,
(ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series L Preferred Stock.

                               VII. Voting Rights

     In addition to any voting rights provided by law, the holders of shares of Series L Preferred Stock shall have the following rights:

          A. So long as the Series L Preferred Stock is outstanding, each share of Series L Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the capital stock of the Corporation into which such share of Series L Preferred Stock is convertible, voting together as a single class with the other shares entitled to vote, at all meetings of the stockholders of the Corporation. With respect to any such vote, each share of Series L Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of the Corporation into which such share of Series L Preferred Stock is convertible on the record date for such vote.

          B. The affirmative vote of the holders of at least two-thirds of the voting power represented by the outstanding shares of Series L Preferred Stock, voting separately as a single class, shall be necessary to (i) increase the authorized number of shares of, or issue beyond the 1,500,000 shares initially authorized hereby (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of, Series L Preferred Stock, (ii) authorize, adopt or approve an amendment to the Restated Certificate of Incorporation of the Corporation that would increase or decrease the aggregate number (or par value) of authorized shares of Series L Preferred Stock or alter or change the powers, preferences or special rights of the shares of Series L Preferred Stock so as to affect such shares of Series L Preferred Stock materially and adversely, (iii) allow the Corporation to purchase any shares of Series L Preferred Stock when dividends on the Series L Preferred Stock are in arrears or there exists a redemption default under Article V, (iv) issue any capital stock of the Corporation subsequent to April 24, 1995 (other than Parity Stock (as defined in
Article VII.B of the Certificate of Designation for the Series I Stock) having a Stated Value of up to an aggregate amount of $30 million) senior or equal to the Series L Preferred Stock (either as to dividends or upon liquidation) or (v) amend, alter or repeal any provision hereof, or of the Corporation's Restated Certificate of Incorporation or Bylaws, which alters or changes the powers, preferences, or special rights of the shares of the Series L Preferred Stock, so as to affect them adversely. The affirmative vote of holders of at least a majority of the voting power represented by the outstanding shares of Series L Preferred Stock, voting separately as a class, shall be necessary to issue any shares of Series L Preferred Stock other than pursuant to Article III, provided, however, that no shareholder approval shall be required for issuances of Series L Preferred Stock made pursuant to preemptive rights in existence on the date upon which this Certificate of Designation is filed with the Secretary of State for the State of Delaware.

          C. If on any date (i) the Corporation shall have breached any of its obligations under the Stock Purchase Agreement dated as of May 23, 1995, among the Corporation, Vanguard Cellular Systems, Inc. and Toronto Dominion Investments, Inc. and any subsequent stock purchase agreement pursuant to which Series L Preferred Stock is issued (collectively, the "Purchase Agreement") and such breach shall have continued for 30 days after notice thereof has been given to the Corporation and shall be continuing at the time the holders of Series L Preferred Stock exercise their rights under this
Article VII.C, (ii) dividends or distributions payable on the Series L Preferred Stock, whether or not declared, shall have been in arrears and not paid in full with respect to two Dividend Payment Dates, or (iii) the Corporation shall have failed to satisfy its obligation to redeem shares of Series L Preferred Stock pursuant to Article V, then the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of shares of Series L Preferred Stock shall have, in addition to the other voting rights as set forth herein, the exclusive right, voting separately as a single class, to elect the directors of the Corporation to fill such newly created directorships, the remaining directors of the Corporation to be elected by the other classes of stock entitled to vote therefor (including the Series L Preferred Stock in accordance with Article VII.A), at each meeting of stockholders held for the purpose of electing directors. Such additional directors shall continue as directors and such additional voting rights shall continue until such time as
(A) all or any such breaches are no longer continuing, (B) all dividends payable on the Series L Preferred Stock shall have been paid in full and (C) any mandatory redemption obligation provided in Article VII.D which has become due shall have been satisfied or all necessary funds shall have been set aside for payment, as the case may be, at which time such additional directors shall cease to be directors and such additional voting rights of the holders of Series L Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

          D. After any Event of Default, as hereinafter defined, the holders of Series L Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to declare (a "Default Declaration") by majority vote that all of the then outstanding shares of Series L Preferred Stock shall be redeemed at the Redemption Price thereof as hereinafter provided. For purposes of this Article VII.D, an Event of Default shall be deemed to occur on such date as dividends or distributions payable on Series L Preferred Stock, whether or not declared, shall have been in arrears and not paid in full with respect to four consecutive Dividend Payment Dates. On the date the Corporation receives written notice of a Default Declaration signed by the holders of a majority of the then outstanding shares of Series L Preferred Stock (the "Acceleration Date"), the then outstanding shares of Series L Preferred Stock shall be redeemed in accordance with the provisions of Article V.A through V.D, provided that the Corporation shall have the right to pay the Redemption Price on such outstanding shares (including interest on the unpaid portion thereof) in such amount or amounts as it shall determine during the 180 days following the Acceleration Date, provided further that the Corporation shall have paid the entire Redemption Price (including interest at the same rate as is provided in Article V.A for periods following a Redemption Date) on all such outstanding shares no later than the last day of such 180-day period (the "Extended Redemption Date").

          E. (i) The foregoing rights of holders of shares of Series L Preferred Stock to take any actions as provided in Paragraphs B, C and D of this Article VII may be exercised at any annual meeting of stockholders or any special meeting of stockholders or holders of Series L Preferred Stock held for such purposes as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares of Series L Preferred Stock required to take such action.

     So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of the Corporation may call, and upon the written request addressed to the Secretary of the Corporation at the principal office of the Corporation of holders of record of 20% of the voting power represented by the outstanding shares of Series L Preferred Stock, shall call a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Bylaws of the Corporation for the holding of meetings of stockholders.

               (ii) At each meeting of stockholders at which the holders of shares of Series L Preferred Stock shall have the right, voting separately as a single class, to elect directors of the Corporation as provided in this
Article VII or to take any action, the presence in person or by proxy of the holders of record of one-third of the voting power represented by the total number of shares of Series L Preferred Stock voting separately as a single class then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

               (A) the absence of a quorum of the holders of shares of Series L Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Series L Preferred Stock, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Series L Preferred Stock or the taking of any action as provided in this Article VII; and

               (B) in the absence of a quorum of the holders of shares of Series L Preferred Stock, the holders of a majority of the voting power represented by such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series L Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

          For the taking of any action as provided in Paragraphs B, C and D of this Section VII by the holders of shares of Series L Preferred Stock, each such holder shall have the right to cast such number of votes as may be cast by the holder of the number of shares of Common Stock into which such Series L Preferred Stock is convertible as of any record date fixed for such purpose or, if no such date is fixed, at the close of business on the Trading Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Trading Day next preceding the day on which the meeting is held.

          Each director elected by the holders of shares of Series L Preferred Stock, as provided in Paragraph C of this Article VII shall, unless his term shall expire earlier or be terminated in accordance with such
Article VII.C, hold office until the annual meeting of stockholders next succeeding his election or until his successor, if any, is elected and qualified.

          In case any vacancy shall occur among the directors elected by the holders of shares of Series L Preferred Stock, as provided in Article VII.C, such vacancy may be filled for the unexpired portion of the term by vote of the remaining director theretofore elected by such holders (if there is a remaining director), or such director's successor in office. If any such vacancy is not so filled within 20 days after the creation thereof or if both directors so elected by the holders of Series L Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of Series L Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

          Any director elected by the holders of shares of Series L Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the voting power represented by the outstanding shares of Series L Preferred Stock. A special meeting of the holders of shares of Series L Preferred Stock may be called in accordance with the procedures set forth in subparagraph (i) of this Article VII.E to effect such removal.

                          VIII. Certain Restrictions.

          A. Whenever the Corporation breaches any of its obligations under the Purchase Agreement, thereafter and until such breach has been cured, or whenever dividends or distributions payable on shares of Series L Preferred Stock as provided in Article III are not paid in full, thereafter and until all unpaid dividends or distributions payable, whether or not declared, on the outstanding shares of Series L Preferred Stock shall have been paid in full or declared and set apart for payment, or whenever the Corporation shall not have redeemed shares of Series L Preferred Stock at a time required by
Article V or Article VII.D, thereafter and until all redemption obligations of the Corporation provided in Article V or Article VII.D which have come due shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (both as to dividends and upon liquidation, dissolution or winding up ("Junior Stock")) to the Series L Preferred Stock.

          B. Whenever the Corporation breaches any of its obligations under the Purchase Agreement, thereafter and until such breach has been cured, or whenever dividends or distributions payable on shares of Series L Preferred Stock as provided in Article III are not paid in full, thereafter and until all dividends or distributions payable, whether or not declared, on the outstanding shares of Series L Preferred Stock shall have been paid in full or declared and set apart for payment, or whenever the Corporation shall not have redeemed shares of Series L Preferred Stock at a time required by
Article V or Article VII.D which have come due, thereafter and until all payments in respect thereof shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not: (i) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of Junior Stock in exchange for any shares of Common Stock or for other capital stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series L Preferred Stock; (ii) redeem or purchase or otherwise acquire for consideration any shares of Series L Preferred Stock; provided, however, that the Corporation (A) may accept shares of Series L Preferred Stock surrendered for conversion into shares of capital stock of the Corporation pursuant to Article VI and (B) may redeem shares of Series L Preferred Stock as to which any holder of Series L Preferred Stock has exercised the right to cause such redemption pursuant to Article V or Article VII.D, provided that if not all shares of Series L Preferred Stock the holders of which have elected to cause the redemption thereof are to be redeemed by the Corporation pursuant to Article V or Article VII.D, as the case may be, then the Corporation shall redeem shares pursuant to this clause (B) pro rata in relation to the total number of shares of Series L Preferred Stock the holders of which had elected to cause the redemption thereof pursuant to
Article V or Article VII.D, as the case may be; or (iii) make or extend any loan or advance to any stockholder of the Corporation or any affiliate of such stockholder other than wholly-owned subsidiaries of the Corporation.

          C. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation or to make or extend any loan or advance specified in clause (iii) of Article VIII.B unless the Corporation could, pursuant to Article VIII.B, purchase such shares at such time and in such manner or make or extend such loan or advance at such time, as the case may be.

          D. Except as otherwise required by law, the holders of shares of Series L Preferred Stock shall have no voting rights except as set forth in
Article VII.

          IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President this 23rd day of May, 1995.


                                   GEOTEK COMMUNICATIONS, INC.



                                   By:  /s/ Yaron Eitan
                                      -------------------------------
                                       Yaron Eitan, President